Exhibit 3.1

ARTICLES OF INCORPORATION
OF
~~DESCHUTES PARENT, INC.~~

DIGIMARC CORPORATION

ARTICLE I
NAME

The name of this Corporation (which is hereinafter referred to as the “Corporation”) is ~~Deschutes Parent, Inc.~~ Digimarc Corporation.

ARTICLE II
PURPOSE

The Corporation shall have the power to engage in any lawful activity for which corporations may be organized under the Oregon Business Corporation Act as amended from time to time (the “Act”).

ARTICLE III
STOCK

Section 1.     Authorization. The aggregate number of shares which the Corporation shall have authority to issue is 52,500,000 shares, consisting of (i) 50,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”); and (ii) 2,500,000 shares of preferred stock (“Preferred Stock”), $0.001 par value per share.

Section 2.     Common Stock. Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. Subject to the rights of the holders of any series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor. On dissolution of the Corporation, after any preferential amount with respect to Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation. Holders of the Common Stock shall not have preemptive rights.

Section 3.     Series of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by the Act, and by the provisions of this Article III, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designation, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series shall include determination of the following:

(a)     The number of shares in and the distinguishing designation of that series;

(b)     Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

(c)     Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

(d)     Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

(e)     The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

(f)     The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

(g)     Any other relative rights, preferences and limitations of the series that are permitted by law to vary.

Section 4.     Series A Redeemable Nonvoting Preferred Stock. Ten Thousand (10,000) shares of Preferred Stock of the Corporation are hereby designated as Series A Redeemable Nonvoting Preferred Stock (the “Series A Redeemable Nonvoting Preferred”) with the following powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof:

(a)     Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph shall have, for the purposes of this Section 4, the meanings herein specified.

(i)     Issue Date. The term “Issue Date” shall mean the date that shares of Series A Redeemable Nonvoting Preferred are first issued by the Corporation.

(ii)     Junior Stock. The term “Junior Stock” shall mean the Common Stock and any class or series of shares of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the shares of Series A Redeemable Nonvoting Preferred shall have received the Stated Value of all outstanding shares of Series A Redeemable Nonvoting Preferred as of the date of such liquidation, dissolution or winding up, plus any accrued and unpaid dividends to such date.

(iii)     Parity Stock. The term “Parity Stock” shall mean, for purposes of this Section 4, any class or series of shares of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Redeemable Nonvoting Preferred.

(iv)     Senior Stock. The term “Senior Stock” shall mean any class or series of shares of the Corporation issued after the Issue Date ranking senior to the Series A Redeemable Nonvoting Preferred in respect of the right to receive dividends, or assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

(v)     Stated Value. The term “Stated Value” when used in reference to the Series A Redeemable Nonvoting Preferred shall mean $5.00 per share of Series A Redeemable Nonvoting Preferred.

(b)     Dividend Rate; Payment. No dividends shall be declared or paid on the Series A Redeemable Nonvoting Preferred.

(c)     Liquidation, Dissolution or Other Winding Up of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, subject to the prior preferences and other rights of any shares of Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the shares of Series A Redeemable Nonvoting Preferred shall be entitled to be paid the Stated Value of all outstanding shares of Series A Redeemable Nonvoting Preferred as of the date of such liquidation or dissolution or such other winding up, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series A Redeemable Nonvoting Preferred, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall have a preference, then the remaining assets and funds of the Corporation shall be distributed pro rata, on a share-for-share basis, among the holders of shares of Junior Stock. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of Series A Redeemable Nonvoting Preferred and of any shares of Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any shares of Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the shares of Series A Redeemable Nonvoting Preferred and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. For purposes of this Section 4(c), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution, distribution of assets or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.

(d)     Voting Rights. The Series A Redeemable Nonvoting Preferred shall have no voting rights other than such rights as may be required by law.

(e)     Redemption. The Corporation at its sole option shall have the right to redeem out of funds lawfully available therefor the Series A Redeemable Nonvoting Preferred, in whole or in part, at any time or from time to time, upon the terms and conditions which shall have been fixed and determined by the Board with respect thereto. The Corporation shall effect redemption by paying cash in an amount per share equal to the Stated Value.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of the Series A Redeemable Nonvoting Preferred to be redeemed at the address shown in the records of the Corporation; provided that, if the Series A Redeemable Nonvoting Preferred is held in book-entry form through DTC, the Corporation may give notice in any manner permitted by DTC. Each notice will state, as appropriate: (i) the redemption date; (ii) the number of shares of Series A Redeemable Nonvoting Preferred to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares of Series A Redeemable Nonvoting Preferred are to be surrendered for payment of the redemption price if any such certificates are outstanding; and (v) the CUSIP, ISIN or similar identification number or numbers of the Series A Redeemable Nonvoting Preferred to be redeemed. If fewer than all shares of Series A Redeemable Nonvoting Preferred are to be redeemed, the Board of Directors shall select, in such manner as in its sole discretion it deems appropriate, the Series A Redeemable Nonvoting Preferred to be redeemed, and the notice provided to each such holder thereof will specify the number of shares of Series A Redeemable Nonvoting Preferred to be redeemed from such holder. If notice of redemption of any Series A Redeemable Nonvoting Preferred has been given and if the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of holders of the Series A Redeemable Nonvoting Preferred so called for redemption, then from and after the redemption date, the Series A Redeemable Nonvoting Preferred will no longer be deemed to be outstanding and all rights of holders of such shares will terminate, except the right to receive the redemption price.

(f)     Other Terms. Except as may otherwise be provided in this Section 4 or as required by law, the terms of the Series A Redeemable Nonvoting Preferred shall be identical to those of the Common Stock.

Section 5.     Series R Participating Cumulative Preferred Stock. An initial Five Hundred Thousand (500,000) shares of Preferred Stock of the Corporation are hereby designated as Series R Participating Cumulative Preferred Stock (the “Series R Preferred Stock”). Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series R Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series R Preferred Stock. The Series R Preferred Stock shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof:

(a)     Dividends and Distributions. Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series R Preferred Stock with respect to dividends, the holders of shares of Series R Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Corporation’s Board of Directors shall approve (each such date being referred to in this Section 5 as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series R Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.001 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series R Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used in this Section 5, the “Formula Number” shall be 100; provided, however, that if the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if the Corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

The Corporation shall declare a dividend or distribution on the Series R Preferred Stock as provided in Section 5(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.001 per share on the Series R Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Corporation’s Board of Directors may fix a record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock and which shall not be more than 60 days prior to the date fixed for payment thereof.

Dividends shall begin to accrue and be cumulative on outstanding shares of Series R Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series R Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series R Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as the Corporation’s Board of Directors shall approve) next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series R Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

So long as any shares of Series R Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 5(a) to be declared on the Series R Preferred Stock shall have been declared.

The holders of shares of Series R Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Section 5.

(b)     Voting Rights. The holders of shares of Series R Preferred Stock shall have the following voting rights:

(i)     Each holder of Series R Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series R Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(ii)     Except as otherwise provided in this Section 5 or by applicable law, the holders of shares of Series R Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

(iii)     Except as provided in this Section 5 or by applicable law, holders of Series R Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in these Articles) for authorizing or taking any corporate action.

(c)     Certain Restrictions.

(i)     Whenever quarterly dividends or other dividends or distributions payable on the Series R Preferred Stock as provided in Section 5(a) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series R Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(1)     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock;

(2)     declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except dividends paid ratably on the Series R Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3)     redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series R Preferred Stock; or

(4)     redeem or purchase or otherwise acquire for consideration any shares of Series R Preferred Stock, or any shares of stock ranking on a parity with the Series R Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Corporation’s Board of Directors) to all holders of such shares upon such terms as the Corporation’s Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Preferred Stock classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii)     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (i) of this Section 5(c), purchase or otherwise acquire such shares at such time and in such manner.

(d)     Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock unless, prior thereto, the holders of shares of Series R Preferred Stock shall have received an amount equal to the greater of (i) $0.001 per share and (ii) the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except distributions made ratably on the Series R Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(e)     Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series R Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 5(e) and Section 5(a) appear to apply to a transaction, this Section 5(e) will control.

(f)     No Redemption; No Sinking Fund.

(i)     The shares of Series R Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series R Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series R Preferred Stock in the open market or by offer to any holder or holders of shares of Series R Preferred Stock.

(ii)     The shares of Series R Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

(g)     Ranking. The Series R Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Corporation’s Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such Preferred Stock and the qualifications, limitations and restrictions thereof.

(h)     Fractional Shares. The Series R Preferred Stock shall be issuable in whole shares or in any fractional share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series R Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fractional share of Series R Preferred Stock, may elect to (a) make a cash payment for a fractional share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series R Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series R Preferred Stock.

(i)     Reacquired Shares. Any shares of Series R Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular Series by the Corporation’s Board of Directors pursuant to the provisions of this Article III.

(j)     Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series R Preferred Stock as provided in this Section 5 shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series R Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series R Preferred Stock, voting as a separate class.

ARTICLE IV
BOARD OF DIRECTORS

Section 1.     Number of Directors. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution of the Board of Directors.

Section 2.     Quorum and Manner of Acting. Unless otherwise provided by applicable law, the presence of a majority of the total number of directors constituting the whole Board (including vacancies and unfilled newly-created directorships) shall be necessary to constitute a quorum for the transaction of business. At all meetings of the Board at which a quorum is present, all matters shall be decided by the affirmative vote of the majority of the directors present, except as otherwise required by law.

Section 3.     Removal. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause but only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote for the election of directors.

Section 4.     Vacancies and Newly Created Directorships. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock or unless the Board of Directors determines by resolution that any vacancy or newly created directorship shall be filled by the shareholders, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next annual meeting of shareholders and until such director’s successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE V
AMENDING THE BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the shareholders of the Corporation to adopt, amend or repeal any Bylaws. The foregoing notwithstanding, the shareholders of the Corporation shall have no power to adopt, amend or repeal any Bylaws unless such adoption, amendment or repeal is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article V as a single class.

ARTICLE VI
AMENDING THE ARTICLES OF INCORPORATION

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Oregon at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding that a lesser percentage may be specified by law), the provisions of Article IV, Article V, Article VII, and this Article VI hereof may not be altered, amended or repealed unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article VI as a single class.

ARTICLE VII
SHAREHOLDER MEETINGS

Section 1.     Written Action. Any action required or permitted to be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the Corporation for inclusion in the minutes for filing with the corporate records.

Section 2.     Special Meetings. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of shareholders of the Corporation may be called only by (a) the Chairman of the Board of Directors, or (b) the Board of Directors pursuant to a resolution approved by a majority of the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships, and any power of shareholders to call a special meeting is specifically denied.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director, officer or employee in any such proceeding in advance of the final disposition of the proceeding if the officer or director sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article VIII and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article VIII. The indemnification and advancement of expenses specifically provided hereby shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding office.

The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article VIII (whether by reason of the fact that such person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article VIII (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending, or completed proceeding that relates to or arises from (and only to the extent such proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

ARTICLE IX
DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article IX shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Act. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the Act is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its shareholders shall be limited to the full extent permitted by the Act, as so amended from time to time. No amendment, modification or repeal of this Article, adoption of any provision in these Articles of Incorporation, or change in the law or interpretation of the law shall adversely affect any right or protection of a director or officer of the Corporation under this Article IX with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal, adoption or change.

ARTICLE X
REGISTERED OFFICE AND AGENT

The name of the initial registered agent of the corporation and the address of its registered office are as follows:

Corporation Service Company
1127 Broadway Street NE, Suite 310
Salem, OR 97301

ARTICLE XI
INCORPORATOR

The name and address of the incorporator are:

Charles Beck
8500 SW Creekside Place
Beaverton, Oregon 97008

ARTICLE XII
NOTICES

The address where the State of Oregon Corporation Division may mail notices to the corporation is:

8500 SW Creekside Place
Beaverton, Oregon 97008

ARTICLE XIII
STREET ADDRESS OF PRINCIPAL OFFICE

The initial physical street address of the corporation is:

8500 SW Creekside Place
Beaverton, Oregon 97008

ARTICLE XIV
INDIVIDUAL WITH DIRECT KNOWLEDGE

The name and address of an authorized representative of the corporation are:

Riley McCormack
8500 SW Creekside Place
Beaverton, Oregon 97008

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I declare as an authorized signer, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, directors, employees or agents of the Corporation. This filing has been examined by me and is, to the best of my knowledge and belief, true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

/s/ Charles Beck
Charles Beck, Incorporator